Exhibit 9.1

June 25, 2024

United States Securities and Exchange Commission

Office of Chief Accountant

100 F Street, N.E

Washington, D.C. 20549

Re: Fanbase Social Media, Inc.

Ladies and Gentlemen,

We have read the statements under item 4.01 in the Form 1-U dated June 25, 2024, of Fanbase Social Media, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.

We have no basis to, and therefore, neither agree nor disagree with the other statements made by the Company in the Form 1-U.

Sincerely,

SetApart Accountancy Corp.

Los Angeles, CA